EXHIBIT 99.1

Oritani Financial Corp. Announces 3rd Quarter Results

TOWNSHIP OF WASHINGTON, N.J., April 26, 2010 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "OFC") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank") reported net income of $5.0 million, or $0.14 per share, for the three months ended March 31, 2010, and $12.4 million, or $0.34 per share, for the nine months ended March 31, 2010. This compares to net income of $1.5 million ($0.04 per share) and $4.0 million ($0.11 per share) for the corresponding 2009 periods, respectively.

"We predicted significant decreases in nonaccrual loans and we delivered" said Kevin J. Lynch, the Company's Chairman, President and CEO. "I expect the reductions to continue. Problem asset disposition will remain a major management focus until the number is reduced to zero." Mr. Lynch continued "We have always believed in the disciplines and quality of our underwriting, which was a major factor in allowing us to realize such large recoveries on our problem asset disposals." Over the quarter ended March 31, 2010, the Company collected $1.0 million of delinquent interest and prepayment penalties, $146,000 of late charges and $150,000 of reimbursed legal expenses in connection with problem loan disposals.

Mr. Lynch continued "Other facets of operations are also showing great strength. Our loan growth has been consistently solid and our new originations continue to meet our enhanced underwriting guidelines. We continue to show sizeable increases in deposits with a focus on lower cost core deposits. When combined with the present rate environment, we have been able to significantly reduce the overall cost of deposits."

Comparison of Operating Results for the Periods Ended March 31, 2010 and 2009

Net Income.  Net income increased $3.5 million to $5.0 million for the quarter ended March 31, 2010, from $1.5 million for the corresponding 2009 quarter.  The primary driver of the increased income in the 2010 period was increased net interest income before provision for loan losses.  Net interest income increased by $6.1 million, or 56.2%, to $16.9 million for the quarter ended March 31, 2010, from $10.8 million for the quarter ended March 31, 2009. The increase is primarily due to a higher net interest spread and a larger asset base. Net income was also augmented by recovery of deferred interest and other related items in conjunction with problem loan disposals. The after tax impact of such items totaled $807,000 for the quarter ended March 31, 2010. Our annualized return on average assets was 0.99% for the quarter ended March 31, 2010 and 0.35% for the corresponding 2009 quarter. Our annualized return on average equity was 8.02% for the quarter ended March 31, 2010 and 2.47% for the corresponding 2009 quarter.

Net income increased $8.4 million to $12.4 million for the nine months ended March 31, 2010, from net income of $4.0 million for the corresponding 2009 period.  The nine month period ended March 31, 2010 was also positively impacted by a higher net interest spread, a larger asset base and recoveries (of delinquent interest, prepayment penalties, late charges and expense reimbursement) associated with problem loan disposals. The after tax impact of these recoveries totaled $1.9 million for the nine months ended March 31, 2010. The increased income is also partially attributable to securities writedowns in the 2009 period (which reduced 2009 net income) and a gain on sale of assets in the 2010 period. Our annualized return on average assets was 0.83% and our annualized return on average equity was 6.74% for the nine month period ended March 31, 2010, versus 0.33% and 2.11% for the nine month period ended March 31, 2009, respectively.

Total Interest Income.  Total interest income increased by $4.4 million, or 19.5%, to $27.0 million for the three months ended March 31, 2010, from $22.6 million for the three months ended March 31, 2009.  The largest increase occurred in interest on loans, which increased $4.0 million, or 21.6%, to $22.6 million for the three months ended March 31, 2010, from $18.6 million for the three months ended March 31, 2009.  Over that same period, the average balance of loans increased by $166.1 million while the yield on the portfolio increased 43 basis points on an actual basis, and 13 basis points on a normalized basis. Included in interest on loans for the three months ended March 31, 2010 is $1.0 million of prior period and penalty interest recovered in conjunction with problem loan disposals. These amounts were not included in income for the normalized calculation of loan yield. Continuing a trend that began in the quarter ended June 30, 2009, excess liquidity is generally being deployed in securities classified as available for sale ("AFS") as management believes such investments provide the best risk/reward profile considering the current and projected cash needs of the Company. Such investments are typically callable notes of government sponsored agencies with limited optionality and call features that increased the likelihood that the note would be called. Management classified the investments as AFS so that they could be sold should unexpected liquidity needs develop. Interest on securities AFS increased by $1.5 million to $2.2 million for the three months ended March 31, 2010, from $713,000 for the three months ended March 31, 2009.  The average balance of securities AFS increased $243.3 million over that same period. The yield on the portfolio decreased considerably due to current market rates as well as the conservative structure of the new investments. Cash flows from the mortgage-backed securities ("MBS") portfolios were primarily redeployed into securities AFS because, as described above, management felt securities AFS provided the best risk/reward profile given current economic circumstances and investment options. Interest on MBS held to maturity ("HTM") decreased by $643,000, or 46.8%, to $730,000 for the three months ended March 31, 2010, from $1.4 million for the three months ended March 31, 2009. Interest on MBS AFS decreased by $622,000, or 35.3%, to $1.1 million for the three months ended March 31, 2010, from $1.8 million for the three months ended March 31, 2009. The combined average balances of the two MBS portfolios decreased $106.7 million over the periods.

Total interest income increased by $13.1 million, or 20.2%, to $78.3 million for the nine months ended March 31, 2010, from $65.1 million for the nine months ended March 31, 2009.  The largest increase occurred in interest on loans, which increased $11.4 million, or 21.5%, to $64.6 million for the nine months ended March 31, 2010, from $53.2 million for the nine months ended March 31, 2009.  Over that same period, the average balance of loans increased by $197.7 million while the yield on the portfolio increased 23 basis points on an actual basis and was flat on a normalized basis. Included in interest on loans for the nine months ended March 31, 2010 is $2.3 million of prior period and penalty interest recovered in conjunction with problem loan disposals.   These amounts were not included in income for the normalized calculation of loan yield. Due primarily to the reasons described in the preceding paragraph, there were significant changes to income on securities AFS, MBS HTM and MBS AFS. Interest on securities AFS increased by $4.6 million to $5.9 million for the nine months ended March 31, 2010, from $1.3 million for the nine months ended March 31, 2009.  The average balance of securities AFS increased $235.3 million over that same period. Interest on MBS HTM decreased by $1.8 million to $2.6 million for the nine months ended March 31, 2010, from $4.4 million for the nine months ended March 31, 2009.  Interest on MBS AFS decreased by $1.6 million to $3.9 million for the nine months ended March 31, 2010, from $5.4 million for the nine months ended March 31, 2009.  The combined average balances of the two MBS portfolios decreased $90.0 million over the period.

Total Interest Expense. Total interest expense decreased by $1.7 million, or 14.1%, to $10.1 million for the three months ended March 31, 2010, from $11.8 million for the three months ended March 31, 2009. Interest expense on deposits decreased by $1.7 million, or 24.9%, to $5.0 million for the three months ended March 31, 2010, from $6.7 million for the three months ended March 31, 2009.  The average balance of interest bearing deposits increased by $277.8 million and the average cost of these funds decreased 119 basis points over this period.  Market interest rates allowed the Bank to reprice many maturing time deposits, as well as other interest bearing deposits, at lower rates, decreasing the cost of funds. While the Company expects this trend to continue, the rate of decrease is expected to decelerate significantly, as the majority of the deposit portfolio has repriced in a low rate environment. Interest expense on borrowings was essentially stable, the average balance decreased $2.2 million and the cost increased 2 basis points.

Total interest expense decreased by $99,000 to $32.8 million for the nine months ended March 31, 2010, from $32.9 million for the nine months ended March 31, 2009.  Interest expense on deposits decreased by $657,000, or 3.7%, to $17.1 million for the nine months ended March 31, 2010, from $17.8 million for the nine months ended March 31, 2009.  The average balance of interest bearing deposits increased by $377.0 million and the average cost of these funds decreased 98 basis points over this period.  As described in the preceding paragraph, market rates allowed the Company to reprice deposits at lower rates. Interest expense on borrowings increased by $558,000, or 3.7%, to $15.6 million for the nine months ended March 31, 2010, from $15.1 million for the nine months ended March 31, 2009.  The average balance of borrowings increased $3.1 million and the cost increased 12 basis points over this period.

Net Interest Income Before Provision for Loan Losses. Net interest income increased by $6.1 million, or 56.2%, to $16.9 million for the three months ended March 31, 2010, from $10.8 million for the three months ended March 31, 2009. The Company's net interest rate spread and margin increased to 3.26% and 3.51% for the three months ended March 31, 2010, from 2.37% and 2.69% for the three months ended March 31, 2009, respectively.  On a normalized basis (excluding the impact of the recoveries associated with the problem asset disposals), the Company's net interest rate spread and margin for the three months ended March 31, 2010 were 3.05% and 3.29%, respectively. The Company's net interest rate spread and net interest margin were hindered in both periods due to the impact of nonaccrual loans. The Company's net interest income was $1.2 million lower for both the three months ended March 31, 2010 and 2009 due to the impact of nonaccrual loans. A portion of the 2009 interest reduction was collected in 2010 in connection with problem loan disposals.

Net interest income increased by $13.2 million, or 41.0%, to $45.5 million for the nine months ended March 31, 2010, from $32.3 million for the nine months ended March 31, 2009. The Company's net interest rate spread and margin increased to 2.92% and 3.19% for the nine months ended March 31, 2010, from 2.40% and 2.82% for the nine months ended March 31, 2009, respectively.  On a normalized basis, the Company's net interest rate spread and margin for the nine months ended March 31, 2010 were 2.76% and 3.03%, respectively. The Company's net interest income was reduced by $2.4 million and $2.5 million for the nine months ended March 31, 2010 and 2009, respectively, due to the impact of nonaccrual loans. A portion of the 2009 interest reduction was collected in 2010 in connection with problem loan disposals.

Provision for Loan Losses.  The Company recorded provisions for loan losses of $2.5 million for the three months ended March 31, 2010 as compared to $2.4 million for the three months ended March 31, 2009.  The Company also recorded provisions for loan losses of $7.6 million for the nine months ended March 31, 2010 as compared to $7.8 million for the nine months ended March 31, 2009.  A rollforward of the allowance for loan losses for the nine months ended March 31, 2010 and 2009 is presented below:

	Nine months ended March 31,
	2010	2009
	(In thousands)
Balance at beginning of period	$ 20,681	$ 13,532
Provisions charged to operations	7,550	7,775
Recoveries of loans previously charged off	3	—
Loans charged off	3,641	—
Balance at end of period	$ 24,593	$ 21,307

Allowance for loan losses to total loans	1.70%	1.69%

The delinquency and nonaccrual totals, along with charge-offs and macro economic factors, remain the primary contributors to the current level of provision for loan losses. Loan growth was also a component of the provision for loan losses.

Delinquency information is provided below:

Delinquency Totals
	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
	(in thousands)
30 - 59 days past due	$ 6,670	$ 9,613	$ 14,318	$ 4,574	$ 4,897
60 - 89 days past due	4,293	1,974	1,049	17,825	1,042
nonaccrual	41,170	51,907	52,557	52,465	52,260
Total	$ 52,133	$ 63,494	$ 67,924	$ 74,864	$ 58,199

Total delinquent loans have decreased by $22.7 million during the nine months ended March 31, 2010 and by $11.4 million over the three months ended March 31, 2010. Substantial reductions in nonaccrual assets were achieved over this past quarter, as compared to the totals from the prior four quarters. Nonaccrual loans decreased $10.7 million, or 20.7%, over the three months ended March 31, 2010. While reductions have been achieved, nonaccrual and total delinquent loan totals remain at elevated levels.

A discussion of the significant components of the nonaccrual loan total at March 31, 2010 follows. These loans have been discussed in prior public releases.

  Two of these loans are to one borrower and totaled $16.5 million at March 31, 2010. The loans are secured by a condominium construction project and raw land with all building approvals, both of which are in Northern New Jersey. The borrower declared bankruptcy and Oritani has provided debtor in possession financing for the completion of the condominium construction project. While the project is substantially complete, significant delays have been encountered in finalizing the project and obtaining certificates of occupancy ("CO") for the residential units. Numerous residential units remain under contract and new sales are continuing. Prior charge offs of the construction loan totaled $4.0 million and prior charge offs of the land loan totaled $661,000. Both loans are classified as impaired as of March 31, 2010. In addition, specific reserves totaling $1.7 million have been recorded against these loans.

  A $14.1 million loan secured by a multi-tenant commercial property in Hudson County, New Jersey. The borrower has experienced cash flow difficulties. Oritani is in litigation with this borrower, foreclosure proceedings are progressing, summary judgment against the borrower has been obtained and all tenant rent payments are being made directly to Oritani. The rents received were sufficient to make each of the monthly payments during the quarter.

  A $3.1 million loan secured by a commercial property located in Bergen County, New Jersey. The borrower and guarantor on this loan have declared bankruptcy. A contract for the sale of the property has been accepted by the bankruptcy trustee. This contract was originally expected to close in March, 2010. The closing has been postponed and is now expected to occur during the quarter ended June 30, 2010. In accordance with the results of the impairment analysis for this loan, no reserve was required as the loan is considered to be well collateralized.

  A $2.9 million loan secured by a warehouse property in Nassau County, New York. The Company acquired this property via foreclosure in April, 2010. Upon acquisition, the specific reserve of $355,000 associated with this loan was charged off and the asset was transferred to Real Estate Owned. The Company has had discussions with several parties regarding disposition and expects to have a contract for sale of the property shortly.

  A $2.4 million residential construction loan for two luxury homes and an improved lot located in Essex County, New Jersey. The borrower encountered cash flow difficulties due to an extended construction and marketing period. Oritani is in litigation with this borrower, foreclosure proceedings are progressing and summary judgment against the borrower has been obtained.

Included in the $4.3 million of loans that are 60-89 days delinquent at March 31, 2010 is a $2.4 million loan. The Company has an executed letter of intention to sell this loan for an amount slightly in excess of our book value.

As discussed in prior releases, the Company has continued its aggressive posture toward delinquent borrowers. The Company realizes that this posture contributes to the high level of delinquencies but believes this is the most prudent path to addressing problem loans.

Other Income.  Other income increased by $421,000 to $1.2 million for the three months ended March 31, 2010, from $822,000 for the three months ended March 31, 2009.  Results for the quarter ended March 31, 2010, were augmented due to the collection of $146,000 in late charges in connection with problem loan disposals. Results for the quarter ended March 31, 2009 were reduced due to a $225,000 impairment charge and a $12,000 loss on partial sale of a mutual fund holding in the Company's AFS portfolio.

Other income increased by $3.4 million to $4.9 million for the nine months ended March 31, 2010, from $1.5 million for the nine months ended March 31, 2009.  Results for the nine months ended March 31, 2009 were reduced due to a $1.8 million impairment charge taken regarding equity securities in the Company's AFS portfolio as well as the impairment charge and loss on sale described in the preceding paragraph.  Included in the results for the 2010 period is a $1.0 million gain on the sale of a commercial office property that had been held and operated as a real estate investment. In addition, the 2010 period includes $297,000 of late charges received in connection with problem loan disposals.

Operating Expenses.  Operating expenses increased by $762,000, or 11.4%, to $7.4 million for the three months ended March 31, 2010, from $6.7 million for the three months ended March 31, 2009.  The Company's efficiency ratio (total operating expenses divided by the sum of net interest income before provision for loan losses plus total other income), on an actual basis, for the 2010 quarter was 41.0%. On a normalized basis, the ratio was 44.7%. Compensation, payroll taxes and fringe benefits increased $413,000, or 9.0%, to $5.0 million for the three months ended March 31, 2010, from $4.6 million for the three months ended March 31, 2009. The increase is primarily due to increases in payroll taxes and health insurance. Federal deposit insurance premiums increased significantly over the period due to an increase in FDIC deposit insurance rates, an increase in insurable deposits and the depletion of a credit against FDIC deposit insurance charges. FDIC deposit insurance premiums increased to $567,000 for the three months ended March 31, 2010, from $46,000 for the three months ended March 31, 2009. Other expense decreased $220,000 to $764,000 for the three months ended March 31, 2010, from $984,000 for the corresponding 2009 period. The decrease was primarily due to $150,000 of reimbursed legal expenses received in conjunction with problem loan dispositions.

Operating expenses increased by $3.3 million, or 17.5%, to $22.4 million for the nine months ended March 31, 2010, from $19.1 million for the nine months ended March 31, 2009. The Company's efficiency ratio for the 2010 period, on an actual and normalized basis, was 44.5% and 48.0%, respectively. Compensation, payroll taxes and fringe benefits increased $1.6 million, or 11.8%, to $15.2 million for the nine months ended March 31, 2010, from $13.6 million for the nine months ended March 31, 2009. The increase is primarily due to increases in payroll taxes and health insurance, as well as increases in compensation. Due to the reasons described in the preceding paragraph, Federal deposit insurance premiums increased significantly over the period. FDIC deposit insurance premiums increased to $1.7 million for the nine months ended March 31, 2010, from $106,000 for the nine months ended March 31, 2009. Other expense decreased $191,000 to $2.4 million for the nine months ended March 31, 2010, from $2.6 million for the corresponding 2009 period. The decrease was primarily due to $501,000 of reimbursed legal expenses received in conjunction with problem loan dispositions.

Income Tax Expense.  Income tax expense for the three months ended March 31, 2010 was $3.2 million, due to pre-tax income of $8.2 million, resulting in an effective tax rate of 38.9%.  Income tax expense for the three months ended March 31, 2009 was $1.1 million, due to pre-tax income of $2.6 million, resulting in an effective tax rate of 41.5%.  Income tax expense for the nine months ended March 31, 2010, was $8.0 million, due to pre-tax income of $20.4 million, resulting in an effective tax rate of 39.1%.  For the nine months ended March 31, 2009, income tax expense was $2.9 million, due to pre-tax income of $6.9 million, resulting in an effective tax rate of 41.4%.

Comparison of Financial Condition at March 31, 2010 and June 30, 2009

Total Assets.  Total assets increased $140.7 million, or 7.4%, to $2.05 billion at March 31, 2010, from $1.91 billion at June 30, 2009. The increase was due primarily to the growth of loans and securities AFS.

Cash and Cash Equivalents. Cash and cash equivalents (which includes fed funds and short term investments) decreased $95.7 million to $39.7 million at March 31, 2010, from $135.4 million at June 30, 2009 as excess liquidity was deployed.

Net Loans. Loans, net increased $139.4 million, or 10.9%, to $1.42 billion at March 31, 2010, from $1.28 billion at June 30, 2009. The Company continued its emphasis on loan originations, particularly multifamily and commercial real estate loans. Loan originations totaled $275.8 million and purchases totaled $34.7 million for the nine months ended March 31, 2010.

Securities Available For Sale. Securities AFS increased $166.9 million to $311.4 million at March 31, 2010, from $144.4 million at June 30, 2009. As described under "Total Interest Income," the Company felt this investment option currently presents the best risk/reward profile.

Deposits. Deposits increased $129.5 million, or 11.5%, to $1.26 billion at March 31, 2010, from $1.13 million at June 30, 2009. Strong deposit growth, particularly in core accounts, remains a strategic objective of the Company. The Bank opened its 22nd branch location in Bergenfield (Bergen County), New Jersey, in February.

Stockholders' Equity. Stockholders' equity increased $14.0 million, or 5.8%, to $254.1 million at March 31, 2010, from $240.1 million at June 30, 2009. On March 18, 2009, the Company announced the commencement of a fourth (967,828 shares) 10% repurchase program. As of March 31, 2010, the Company had repurchased a total of 3,669,937 shares at a total cost of $57.1 million and an average cost of $15.57 per share. The remaining shares authorized under the March 18, 2009 repurchase plan total 596,291. The Company has no current intention of repurchasing those shares.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 21 full service branches in the New Jersey Counties of Bergen, Hudson and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

 Forward Looking Statements Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Balance Sheets
March 31, 2010 and June 30, 2009
(in thousands, except share data)

Assets	March 31, 2010	June 30, 2009
	(unaudited)
Cash on hand and in banks	$5,490	$7,729
Federal funds sold and short term investments	34,192	127,640
Cash and cash equivalents	39,682	135,369

Loans, net	1,418,034	1,278,623
Securities available for sale, at market value	311,363	144,419
Mortgage-backed securities held to maturity,
market value of $76,683 and $120,381 at
March 31, 2010 and June 30, 2009, respectively	76,858	118,817
Mortgage-backed securities available for sale,
at market value	89,767	128,603
Bank Owned Life Insurance (at cash surrender value)	30,250	29,385
Federal Home Loan Bank of New York stock ("FHLB"), at cost	24,996	25,549
Accrued interest receivable	9,003	7,967
Investments in real estate joint ventures, net	5,815	5,767
Real estate held for investment	1,213	1,338
Real estate owned	434	—
Office properties and equipment, net	14,888	13,777
Other assets	31,927	23,907
Total Assets	$2,054,230	$1,913,521

Liabilities
Deposits	$1,257,101	$1,127,630
Borrowings	496,637	508,991
Advance payments by borrowers for taxes and
insurance	10,318	8,301
Accrued taxes payable	6,198	—
Official checks outstanding	3,507	2,699
Other liabilities	26,386	25,802
Total liabilities	1,800,147	1,673,423

Stockholders' Equity
Common stock, $0.01 par value; 80,000,000 shares authorized;
40,552,162 issued at March 31, 2010 and June 30, 2009
37,041,186 outstanding at March 31, 2010 and
37,133,684 outstanding at June 30, 2009	130	130
Additional paid-in capital	133,349	130,375
Unallocated common stock held by the employee stock
ownership plan	(13,313)	(13,909)
Treasury stock, at cost; 3,510,978 shares at March 31, 2010
and 3,418,478 shares at June 30, 2009	(54,649)	(53,418)
Retained income	186,884	176,199
Accumulated other comprehensive income, net of tax	1,682	721
Total stockholders' equity	254,083	240,098

Total Liabilities and Stockholders' Equity	$2,054,230	$1,913,521
Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Statements of Income
Three and Nine Months Ended March 31, 2010 and 2009
.

	Three Months Ended		Nine months ended
	March 31,		March 31,
	2010	2009	2010	2009
	unaudited
Interest income:	(in thousands, except per share data)
Interest on mortgage loans	$22,568	$18,553	$64,633	$53,198
Interest on securities held to maturity and dividends on FHLB stock	360	190	1,077	725
Interest on securities available for sale	2,204	713	5,942	1,346
Interest on mortgage-backed securities held to maturity	730	1,373	2,648	4,405
Interest on mortgage-backed securities available for sale	1,141	1,763	3,859	5,436
Interest on federal funds sold and short term investments	17	16	107	17
Total interest income	27,020	22,608	78,266	65,127

Interest expense:
Deposits	5,016	6,680	17,139	17,796
Borrowings	5,122	5,118	15,616	15,058
Total interest expense	10,138	11,798	32,755	32,854

Net interest income before provision for loan losses	16,882	10,810	45,511	32,273

Provision for loan losses	2,500	2,400	7,550	7,775
Net interest income	14,382	8,410	37,961	24,498

Other income:
Service charges	435	255	1,191	863
Real estate operations, net	250	280	960	982
Income from investments in real estate joint ventures	229	196	837	739
Bank-owned life insurance	278	294	866	837
Net gain on sale of assets	—	—	1,043	—
Net gain (loss) on sale of and write down of securities	12	(237)	(178)	(2,037)
Other income	39	34	137	106
Total other income	1,243	822	4,856	1,490

Other expenses:
Compensation, payroll taxes and fringe benefits	4,982	4,569	15,198	13,598
Advertising	169	150	498	414
Office occupancy and equipment expense	644	643	1,748	1,566
Data processing service fees	298	270	844	799
Federal insurance premiums	567	46	1,726	106
Other expenses	764	984	2,404	2,595
Total other expenses	7,424	6,662	22,418	19,078

Income before income tax expense	8,201	2,570	20,399	6,910
Income tax expense	3,189	1,067	7,975	2,862
Net income	$5,012	$1,503	$12,424	$4,048
Net income available to common stockholders	$4,870	$1,472	$12,098	$3,967
Basic and fully diluted income per common share	$0.14	$0.04	$0.34	$0.11

	Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended (unaudited)
	March 31, 2010			March 31, 2009
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 1,386,530	$ 22,568	6.51%	$ 1,220,390	$ 18,553	6.08%
Securities held to maturity (2)	25,554	360	5.64%	24,909	190	3.05%
Securities available for sale	316,342	2,204	2.79%	73,025	713	3.91%
Mortgage backed securities held to maturity	79,882	730	3.66%	138,493	1,373	3.97%
Mortgage backed securities available for sale	99,080	1,141	4.61%	147,157	1,763	4.79%
Federal funds sold and short term investments	18,157	17	0.37%	5,107	16	1.25%
Total interest-earning assets	1,925,545	27,020	5.61%	1,609,081	22,608	5.62%
Non-interest-earning assets	96,047			120,435
Total assets	$ 2,021,592			$ 1,729,516

Interest-bearing liabilities:
Savings deposits	146,296	303	0.83%	143,321	469	1.31%
Money market	283,557	986	1.39%	108,444	659	2.43%
NOW accounts	109,881	198	0.72%	73,047	161	0.88%
Time deposits	683,358	3,529	2.07%	620,470	5,391	3.48%
Total deposits	1,223,092	5,016	1.64%	945,282	6,680	2.83%
Borrowings	506,182	5,122	4.05%	508,368	5,118	4.03%
Total interest-bearing liabilities	1,729,274	10,138	2.35%	1,453,650	11,798	3.25%
Non-interest-bearing liabilities	42,191			32,709
Total liabilities	1,771,465			1,486,359
Stockholders' equity	250,127			243,157
Total liabilities and stockholders' equity	$ 2,021,592			$ 1,729,516

Net interest income		$ 16,882			$ 10,810
Net interest rate spread (3)			3.26%			2.37%
Net interest-earning assets (4)	$ 196,271			$ 155,431
Net interest margin (5)			3.51%			2.69%
Average of interest-earning assets to interest-bearing liabilities			111.35%			110.69%

(1) Includes nonaccrual loans.
(2) Includes Federal Home Loan Bank Stock
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

	Average Balance Sheet and Yield/Rate Information
	For the Nine Months Ended (unaudited)
	March 31, 2010			March 31, 2009

	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 1,353,417	$ 64,633	6.37%	$ 1,155,755	$ 53,198	6.14%
Securities held to maturity (2)	25,526	1,077	5.63%	24,733	725	3.91%
Securities available for sale	279,029	5,942	2.84%	43,699	1,346	4.11%
Mortgage backed securities held to maturity	95,752	2,648	3.69%	148,556	4,405	3.95%
Mortgage backed securities available for sale	111,193	3,859	4.63%	148,429	5,436	4.88%
Federal funds sold and short term investments	38,366	107	0.37%	1,875	7	0.50%
Total interest-earning assets	1,903,283	78,266	5.48%	1,523,047	65,117	5.70%
Non-interest-earning assets	89,607			91,501
Total assets	$ 1,992,890			$ 1,614,548

Interest-bearing liabilities:
Savings deposits	146,307	978	0.89%	144,247	1,536	1.42%
Money market	252,788	2,994	1.58%	83,402	1,735	2.77%
NOW accounts	104,490	602	0.77%	74,405	486	0.87%
Time deposits	695,816	12,565	2.41%	520,303	14,039	3.60%
Total deposits	1,199,401	17,139	1.91%	822,357	17,796	2.89%
Borrowings	507,491	15,616	4.10%	504,384	15,058	3.98%
Total interest-bearing liabilities	1,706,892	32,755	2.56%	1,326,741	32,854	3.30%
Non-interest-bearing liabilities	40,148			32,271
Total liabilities	1,747,040			1,359,012
Stockholders' equity	245,850			255,536
Total liabilities and stockholder's equity	$ 1,992,890			$ 1,614,548

Net interest income		$ 45,511			$ 32,263
Net interest rate spread (3)			2.92%			2.40%
Net interest-earning assets (4)	$ 196,391			$ 196,306
Net interest margin (5)			3.19%			2.82%
Average of interest-earning assets to interest-bearing liabilities			111.51%			114.80%

(1) Includes nonaccrual loans.
(2) Includes Federal Home Loan Bank Stock
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

CONTACT:  Oritani Financial Corp.
          Kevin J. Lynch, Chairman, President
           and Chief Executive Officer
          (201) 664-5400